Exhibit 10.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”), dated as of October 31, 2018, is made and entered into by and among Bunge Limited, a Bermuda exempted company (the “Company”), Continental Grain Company, a Delaware corporation (“CGC”), and Paul Fribourg (“Mr. Fribourg”).

WHEREAS, the Company and CGC have engaged in discussions regarding the Company’s board composition and its business, financial performance and strategic plans;

WHEREAS, as of the date hereof, CGC is a shareholder of the Company;

WHEREAS, the Company and CGC believe that the best interests of the Company and its shareholders (including CGC) would be served at this time by, among other things, agreeing to appoint, subject to the terms and conditions herein, Mr. Fribourg, Gregory Heckman (“Mr. Heckman”) and Henry W. “Jay” Winship (“Mr. Winship”) (collectively, the “New Directors”, and each, a “New Director”) as directors to the Company’s Board of Directors (the “Board”), and by the Company, CGC and Mr. Fribourg agreeing to the other covenants and agreements contained herein; and

WHEREAS, the Company, D. E. Shaw Valence Portfolios, L.L.C., a Delaware limited liability company, and D. E. Shaw Oculus Portfolios, L.L.C., a Delaware limited liability company (such funds collectively, the “D. E. Shaw Parties”), are entering into a separate Cooperation Agreement concurrently with the execution and delivery of this Agreement (the “D. E. Shaw Cooperation Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.          Board and Committee Matters.

(a)          Board Matters.  Prior to the date hereof, (i) the Corporate Governance and Nominations Committee of the Board (the “Nominating Committee”) has reviewed and approved the qualifications of each New Director to serve as a member of the Board and (ii) the Board has confirmed that each New Director (other than Mr. Fribourg) is “independent” as defined by Section 303A.02 of the New York Stock Exchange’s Listed Company Manual (the “NYSE Manual”).  Prior to the execution and delivery of this Agreement, the Board and all applicable committees of the Board took all necessary actions to, effective as of the execution and delivery of this Agreement and the D. E. Shaw Cooperation Agreement by all of the parties hereto and thereto, increase the size of the Board’s membership by three (3) and appoint each of the New Directors as a director of the Company with a term expiring at the 2019 annual general meeting of shareholders of the Company (the “2019 AGM”) (which appointments shall be effective immediately upon execution and delivery of this Agreement and the D. E. Shaw Cooperation Agreement by all of the parties hereto and thereto).

Subject to the remaining terms of this Agreement, the Company shall include each New Director (or any Replacement or CGC Replacement pursuant to Section 1(d) or Section 1(e), respectively) on its slate of nominees for election of directors at the 2019 AGM with a term expiring at the 2020 annual general meeting of shareholders of the Company (the “2020 AGM”).

The Company, the D. E. Shaw Parties and CGC shall cooperate in good faith to agree as promptly as practicable upon one (1) additional director to be appointed to the Board from a list of four (4) candidates (the “Candidate List”), two (2) of whom have been jointly designated by the D. E. Shaw Parties and CGC and disclosed to the Company’s counsel by the D. E. Shaw Parties’ counsel on October 29, 2018 at 5:38 p.m., New York City time, in an e-mail with the subject line “Director Candidate List” and two (2) of whom shall be designated by the Company and disclosed to the D. E. Shaw Parties and CGC not later than November 30, 2018, and all of whom shall be independent of each of the Company, CGC, the D. E. Shaw Parties and their respective Affiliates and Associates, including qualifying as an independent director under Section 303A.02 of the NYSE Manual.  In the event that the parties agree on one (1) additional director to be appointed to the Board (the “Mutually Agreed Independent Director”), the Board shall promptly take all necessary actions to increase the size of the Board’s membership by one (1) and appoint such candidate as a director of the Company with a term expiring at the 2019 AGM.  In the event that the parties do not agree on a Mutually Agreed Independent Director by December 20, 2018, then (i) the D. E. Shaw Parties and CGC shall jointly designate one (1) candidate from the Candidate List (the “Additional Investors Independent Director”) and the Board shall promptly take all necessary actions to increase the size of the Board’s membership by one (1) and appoint the Additional Investors Independent Director as a director of the Company with a term expiring at the 2019 AGM, and (ii) subsequent to such appointment, the Company shall have the right to designate one (1) candidate from the Candidate List (the “Additional Company Independent Director”) and, in the Company’s sole discretion, (A) include the Additional Company Independent Director on its slate of nominees for election of directors at the 2019 AGM with a term expiring at the 2020 AGM or (B) appoint the Additional Company Independent Director to fill the vacancy created by the resignation of any director of the Board (other than any New Director) prior to the 2019 AGM; provided that, until such time as the Additional Company Independent Director is appointed to the Board, the Additional Company Independent Director shall be named as an observer to the Board and shall be entitled to be given notice of, and to attend and participate in (other than voting), all meetings of the Board and its committees, and to be provided copies of all notices, minutes, consents and other materials or information that are provided to the directors of the Company in connection with any such meeting.  The Mutually Agreed Independent Director or the Additional Investors Independent Director, as the case may be, shall be deemed to be a “New Director” for all purposes of this Agreement from and after the date of his or her appointment to the Board, including, for the avoidance of doubt, for the purposes of the immediately foregoing paragraph.

At the 2019 AGM, the Company agrees to recommend, support and solicit proxies for the election of each New Director (or any Replacement or CGC Replacement pursuant to Section 1(d) or Section 1(e), respectively) in the same manner in which the Company supports and solicits proxies for its other nominees up for election in connection with the 2019 AGM.  The Company agrees that each New Director shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board, and (iii) such other benefits on the same basis as all other non-management directors on the Board, including having the Company (or legal counsel) prepare and file with the U.S. Securities and Exchange Commission (the “SEC”), at the Company’s expense, any Forms 3, 4 and 5 under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are required to be filed by each director of the Company.

Except as specifically provided in this Agreement, during the Standstill Period, the Company agrees that no new or additional directors will be added during the term of this Agreement unless such director has received the approval of all of the members of the Nominating Committee.

(b)          Board Policies and Procedures.  Each party hereto acknowledges that each New Director (and any Replacement or CGC Replacement pursuant to Section 1(d) or Section 1(e), respectively), upon appointment or election to the Board, shall be required to comply with all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to all of the other members of the Board, including the Company’s Corporate Governance Guidelines, Corporate Policy and Procedure on Insider Trading, Policies Regarding Pre-Clearance Of Securities Trades And Use Of Derivative Securities, and policies on share ownership, public disclosures and confidentiality (collectively, the “Company Policies”).  Prior to the date hereof, the Company has provided to CGC and the D. E. Shaw Parties all Company Policies applicable to all members of the Board which are not publicly available on the Company’s website.  As a condition to the Company’s obligation to nominate each of the New Directors for reelection at the 2019 AGM, each New Director (and any Replacement or CGC Replacement) shall be required to provide (i) any information required to be disclosed under applicable law or stock exchange regulations (including the NYSE Manual) and (ii) any information in connection with assessing eligibility, independence and other similar criteria applicable to directors, in each case, as promptly as necessary to enable the timely filing of the Company’s proxy statement and other periodic reports with the SEC, and shall consent to the same background checks undergone by other non-management directors of the Company.

(c)          Company Termination Rights.

(i)          If at any time during the Standstill Period any of CGC or Mr. Fribourg materially breaches or violates any term of this Agreement (provided that CGC and Mr. Fribourg shall have five (5) days following written notice from the Company of any alleged material breach to remedy such material breach if capable of remedy), Mr. Fribourg shall, and CGC shall cause Mr. Fribourg and any CGC Replacement to, tender his or her resignation from the Board and any committee of the Board on which he or she then sits, and the Company’s obligations under this Section 1 shall terminate effective immediately with respect to Mr. Fribourg or any such CGC Replacement, and Mr. Fribourg or any such CGC Replacement shall thereafter not be replaced pursuant to Section 1(d) or Section 1(e).

(ii)          If at any time during the Standstill Period, any of CGC, Mr. Fribourg or the D. E. Shaw Parties materially breaches or violates any term of this Agreement or the D. E. Shaw Cooperation Agreement (provided that CGC, Mr. Fribourg and the D. E. Shaw Parties shall have five (5) days following written notice from the Company of any alleged material breach to remedy such material breach if capable of remedy), then the Company’s obligations under this Section 1 (other than with respect to Mr. Fribourg or any CGC Replacement) and CGC’s and the D. E. Shaw Parties’ rights to designate replacements pursuant to Section 1(d) shall terminate effective immediately.

(iii)          If at any time during the Standstill Period, the Company materially breaches or violates any term of this Agreement other than Section 8(b) hereof (provided that the Company shall have five (5) days following written notice from CGC of any alleged material breach to remedy such material breach if capable of remedy), then CGC’s and Mr. Fribourg’s obligations under Sections 2, 3 and 10(b) of this Agreement shall terminate effective immediately.

(iv)          If at any time after the date of this Agreement CGC and its Affiliates cease to beneficially own, in the aggregate, at least one percent (1.0%) of the then issued and outstanding common shares of the Company, par value $0.01 per share (the “Common Shares”), then CGC shall promptly notify the Company thereof in writing and Mr. Fribourg shall, and CGC shall cause Mr. Fribourg and any CGC Replacement to, tender his or her resignation from the Board and any committee of the Board on which he or she then sits, which resignation shall be effective only as, if and when accepted by the Board, and Mr. Fribourg or any such CGC Replacement shall thereafter not be replaced pursuant to Section 1(d) or Section 1(e).

(v)          Each New Director (or any Replacement) shall tender his or her resignation from the Board and any committee of the Board on which he or she then sits, which resignation shall be effective only as, if and when accepted by the Board, in the event such New Director (or any Replacement) (A) other than in the case of Mr. Fribourg (or any CGC Replacement), ceases to be “independent” as defined by Section 303A.02 of the NYSE Manual, (B) other than in the case of Mr. Fribourg (or any CGC Replacement), receives or may receive any compensation from CGC, the D. E. Shaw Parties or any of their respective Affiliates in connection with their ownership of Common Shares or his or her service as a New Director, or (C) at any time serves as a member of the board of directors or similar governing body of four (4) or more persons listed on any national or international securities exchange (other than the Company); provided that the foregoing clause (C) shall apply to Mr. Fribourg only from and after March 1, 2019.

(d)          Replacements.

(i)          If, from the date of this Agreement until the earlier of (x) the expiration of the Standstill Period and (y) the date on which the D. E. Shaw Parties and CGC collectively cease to beneficially own, in the aggregate, at least two and one-half percent (2.5%) of the then issued and outstanding Common Shares, any New Director or any Replacement (other than Mr. Fribourg or any CGC Replacement) is unable or unwilling to serve as an independent director for any reason, then the D. E. Shaw Parties and CGC, by delivery of a joint written notice to the Company, shall have the right to designate a replacement for such independent director with a director (a “Replacement”) (A) with relevant financial and business experience, (B) who qualifies as “independent” pursuant to Section 303A.02 of the NYSE Manual, (C) who is not a director, officer or employee of the D. E. Shaw Parties or CGC or any of their respective Affiliates or Associates, (D) who does not receive compensation from the D. E. Shaw Parties or CGC or any of their respective Affiliates or Associates, (E) who satisfies the Company Policies and (F) who is reasonably acceptable to the Nominating Committee as a replacement candidate.  During the Standstill Period, prior to the exercise of the director replacement right under this Section 1(d), the Chief Financial Officers (or equivalent officer) of the investment adviser to the D. E. Shaw Parties and CGC shall jointly deliver to the Company a certificate in writing certifying that they beneficially own, in the aggregate, at least two and one-half percent (2.5%) of the then issued and outstanding Common Shares.

(ii)          Subject to the standards described above, such Replacement shall be deemed to be a “New Director” for purposes of this Agreement (it being understood that the Company, the D. E. Shaw Parties and CGC shall work together in good faith to mutually agree upon a Replacement meeting the standards described above in connection with any Replacement under this Section 1(d)).  Any Replacement appointed to the Board in accordance with Section 1(d)(i) shall be appointed to any applicable committees of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal.

(e)          CGC Director Replacement.

(i)          If, from the date of this Agreement until the earlier of (x) the expiration of the Standstill Period and (y) the date on which CGC ceases to beneficially own, in the aggregate, at least one percent (1.0%) of the then issued and outstanding Common Shares, Mr. Fribourg (or any replacement thereof) is unable or unwilling to serve as a director for any reason, CGC shall have the right to designate a replacement for such director with a director (a “CGC Replacement”) (A) with relevant financial and business experience, (B) who is a director, officer or employee of CGC or any of its Affiliates or Associates, (C) who does not receive compensation from the D. E. Shaw Parties or any of their Affiliates or Associates, (D) who satisfies the Company Policies and (E) who is reasonably acceptable to the Nominating Committee as a replacement candidate.  During the Standstill Period, prior to the exercise of the director replacement right under this Section 1(e), the Chief Financial Officer (or equivalent officer) of CGC shall deliver to the Company a certificate in writing certifying that CGC beneficially owns, in the aggregate, at least one percent (1.0%) of the then issued and outstanding Common Shares.

(ii)          Subject to the standards described above, such CGC Replacement shall be deemed to be a “New Director” for purposes of this Agreement.  Any CGC Replacement appointed to the Board in accordance with Section 1(e)(i) shall be appointed to any applicable committees of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal.

(f)          Strategic Review Committee.  As promptly as practicable following the execution of this Agreement, the Board shall take all necessary actions to form a committee of the Board to conduct a strategic review of the business of the Company and make recommendations to the Chief Executive Officer of the Company and thereafter to the Board with respect to the strategic direction of the Company, its businesses and opportunities to enhance shareholder value (the “Strategic Review Committee”).  The charter for the Strategic Review Committee is attached hereto as Exhibit A.  During the Standstill Period, the Strategic Review Committee shall be comprised of six (6) members, three (3) of whom shall be designated by the D. E. Shaw Parties and CGC and the remaining three (3) of whom shall be designated by the Board.  The six (6) initial members of the Strategic Review Committee shall be Mr. Andrew Ferrier, Ms. Kathleen Hyle, Mr. Mark Zenuk, Mr. Winship, Mr. Heckman and Mr. Fribourg.  During the Standstill Period, for so long as Mr. Fribourg is a director on the Board, Mr. Fribourg shall be the chairperson of the Strategic Review Committee; in all other circumstances, the Nominating Committee shall designate a New Director as the chairperson of the Strategic Review Committee.

(g)          Committee Matters.  Prior to the execution and delivery of this Agreement, the Board and all applicable committees of the Board took all necessary actions to, effective as of the execution and delivery of this Agreement and the D. E. Shaw Cooperation Agreement by all of the parties hereto and thereto, appoint Mr. Heckman to the Nominating Committee, Mr. Winship to the Compensation Committee and Mr. Fribourg to the Finance and Risk Policy Committee; provided that, with respect to such committee appointments, each of Mr. Winship, Mr. Heckman and Mr. Fribourg continues to remain eligible to serve as a member of such committee pursuant to applicable law and stock exchange regulations (including the NYSE Manual), if any, that are applicable to the composition of such committee.  The Board will not utilize committees of the Board for the purpose of discriminating against the New Directors in order to limit their participation in substantive deliberations of the Board.  Prior to the termination of this Agreement, the Company shall (i) continue to appoint the New Directors to serve on the foregoing committees notwithstanding its ordinary course refreshing of such committees and (ii) invite sufficient New Directors to serve on any new committees formed by the Board (the “New Committees”) such that New Directors comprise at least one-third (1/3) of the membership of the New Committees.  Each director (including the New Directors) will have access to all Board committee materials and be entitled to attend and participate in any and all Board committee meetings at his or her discretion.

(h)          Company Organizational Documents.  The Company will not amend the Company’s organizational documents, adopt any new Board policies, amend any existing Board policies or take any other similar action to frustrate the purpose of this Agreement.

2.          Shareholder Meetings.  At each annual or special general meeting of the Company’s shareholders held prior to the expiration of the Standstill Period, CGC agrees to, and agrees to cause each of its Affiliates or Associates to:  (i) appear in person or by proxy at such general meeting or otherwise cause all Common Shares beneficially owned by CGC and its Affiliates and Associates to be counted as present for purposes of establishing a quorum and (ii) vote, or cause to be voted, all Common Shares beneficially owned by CGC and its Affiliates and Associates (a) in favor of each of the directors nominated by the Board and recommended by the Board in the election of directors on the Company’s proxy card or voting instruction form (and not in favor of any other nominees to serve on the Board or any other proxy card or voting instruction form); (b) with respect to any proposal or action by consent on Board composition, the election or removal of directors and any other routine matters or businesses (such as “say on pay” or any proposal by the Company relating to equity compensation, the appointment or ratification of the Company’s auditors, and any other routine matters or business) (collectively, the “Agreed Matters”, and any matter other than an Agreed Matter shall be deemed an “Other Matter”), in accordance with the Board’s recommendation and on the Company’s proxy card or voting instruction form;

and (c) with respect to any Other Matter (including, for the avoidance of doubt, any Extraordinary Matter (as hereinafter defined)), at the sole option of CGC, either (1) as recommended by the Board in respect of such Other Matter or (2) in direct proportion to the manner in which all shareholders of the Company (other than CGC and its Affiliates and Associates, the D. E. Shaw Parties and their Affiliates and Associates, the Company and its controlled Affiliates and the directors and executive officers of the Company) vote “for”, “against” or “withhold” in respect of each such Other Matter.  For purposes of this Section 2, an “Extraordinary Matter” means, with respect to the Company:  (A) the sale or transfer of all or substantially all of the Company’s assets in one or a series of transactions; (B) the sale or transfer of a majority of the issued and outstanding Common Shares (through a merger, amalgamation, share purchase or otherwise); (C) any merger, amalgamation, consolidation, acquisition of control or other business combination of the Company with an unaffiliated third party; (D) any tender or exchange offer; (E) any dissolution, liquidation or reorganization of the Company; or (F) any similar extraordinary transactions that would result in a Change of Control (as defined below) of the Company.

3.          Standstill.

(a)          From the date of this Agreement until the expiration of the Standstill Period (as defined below), CGC shall not, and shall cause its Affiliates, principals, directors, general partners, officers, employees and, to the extent acting on their behalf, agents and representatives (collectively, the “Related Persons”) not to, and Mr. Fribourg shall not, directly or indirectly:

(i)          make any announcement or proposal with respect to, or offer, seek, or propose, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for Common Shares, whether or not such transaction involves a change of control of the Company (it being understood that the foregoing shall not prohibit CGC from acquiring Common Shares and other securities within the limitations set forth in Section 3(a)(iii) of this Agreement);

(ii)          engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any type of nonbinding referendum with respect to any voting securities of the Company, or assist or participate in any solicitation of proxies (or written consents) with respect to, or from the holders of, any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Company (including by initiating, encouraging or participating in any “withhold” or similar campaign);

(iii)          purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including beneficial ownership) of any securities of the Company, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments related to the price of Common Shares, or any assets or liabilities of the Company, in each case, if such purchase, acquisition, offer or agreement would result in CGC and its Affiliates and Associates having beneficial ownership in excess of four and nine tenths percent (4.9%) of the Common Shares issued and outstanding at such time (excluding, for the avoidance of doubt, any Common Shares beneficially owned by the D. E. Shaw Parties and their Affiliates and Associates);

(iv)          seek to advise, encourage or influence any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company;

(v)          other than through open market broker sale transactions where the identity of the purchaser is unknown, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by CGC or any of its Affiliates or Associates to any person not (A) a party to this Agreement or any of the D. E. Shaw Parties, (B) a member of the Board, (C) an officer of the Company, or (D) an Affiliate of CGC (any person not set forth in clauses (A) through (D) shall be referred to as a “Third Party”) that would, to the actual knowledge of CGC (after reasonable inquiry, it being agreed that such actual knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), result in such Third Party (other than a bank counterparty in respect of derivative securities), together with its Affiliates and Associates, owning, controlling or otherwise having any, beneficial or other ownership interest representing in the aggregate in excess of five percent (5.0%) of the Common Shares issued and outstanding at such time;

(vi)          engage in any short sale, hypothecation, “swap” transaction, or any purchase, sale or grant of any option, warrant, convertible security, share appreciation right, or other similar right (including any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the market price or value of the securities of the Company; provided that the foregoing shall not restrict CGC from hedging its position in the Common Shares by selling covered call options with respect to no more than twenty-five percent (25%) of the Common Shares beneficially owned by CGC at any time;

(vii)          take any action in support of or make any proposal or request (publicly or otherwise) that constitutes:  (A) advising, controlling or changing the Board or management of the Company, including any proposals to change the number or term of directors or to fill any vacancies on the Board, except as set forth in this Agreement, (B) any material change in the capitalization, share repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, or (D) seeking to have the Company waive or make amendments or modifications to the Company’s bye-laws, or other actions that may impede or facilitate the acquisition of control of the Company by any person;

(viii)          make or be the proponent of any shareholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) for consideration by the Company’s shareholders;

(ix)          except as expressly permitted by this Agreement, (A) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, or (B) seek, alone or in concert with others, the removal of any director from the Board;

(x)          call or seek to call, or request the call of, alone or in concert with others, any meeting of shareholders, whether or not such a meeting is permitted by the Company’s bye-laws, including a “town hall meeting”;

(xi)          deposit any Common Shares in any voting trust or subject any Common Shares to any arrangement or agreement with respect to the voting of any Common Shares (other than (i) any such voting trust, arrangement or agreement solely among the D. E. Shaw Parties and/or CGC that is otherwise in accordance with this Agreement or (ii) customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(xii)          form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Shares, other than a “group” with the D. E. Shaw Parties and their Affiliates or with any Affiliate of CGC; provided that any such Affiliate agrees in writing to be subject to, and bound by, the terms and conditions of this Agreement and files a Schedule 13D or an amendment thereof, as applicable, within two (2) business days after disclosing that CGC has formed a group with such Affiliate;

(xiii)          demand a copy of the Company’s register of shareholders or its other books and records or make any request under any statutory or regulatory provisions of Bermuda providing for shareholder access to books and records (including lists of shareholders) of the Company or otherwise;

(xiv)          (a) threaten, commence, file, solicit or assist, or cause to be threatened, commenced or filed, any derivative action in the name of the Company against any of the Company’s current or former officers or directors or (b) act or cause others to act as, or solicit or assist others to be, named or lead plaintiff in any class action litigation against the Company or any of its Affiliates or any of the Company’s or its Affiliates’ current or former officers or directors (provided that, for the avoidance of doubt, CGC shall not be (1) required to opt out of any such class litigation if commenced by third parties and may, in its discretion, become member of any class established thereby or (2) restricted from commencing litigation on its own behalf against the Company or its current or former officers or directors);

(xv)          disclose in a manner that would reasonably be expected to become public any plan or proposal with respect to the Board, the Company or its management that CGC would be prohibited from making pursuant to this Section 3;

(xvi)          enter into any discussions, negotiations, agreements or understandings with any person with respect to any action CGC is prohibited from taking pursuant to this Section 3, or advise, assist, encourage or persuade any person to take any such action;

(xvii)          make any request or submit any proposal to amend or waive the terms of this Section 3 other than through non-public communications with the Company that would not reasonably be expected to require any public announcement or disclosure of such communications by any of CGC or its Affiliates, the Company or its Affiliates or any Third Party; or

(xviii)          take any action challenging the validity or enforceability of any of the provisions of this Section 3.

Notwithstanding anything to the contrary contained in this Section 3, CGC shall not be prohibited or restricted from:  (A) communicating privately with the Board or any officer or director of the Company regarding any matter, so long as such communications would not reasonably be expected to require any public disclosure of such communications by any of CGC or its Affiliates, the Company or its Affiliates or any Third Party; (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over CGC; provided that a breach by any of CGC or Mr. Fribourg of this Agreement is not the cause of the applicable requirement; or (C) privately communicating to any of CGC’s investors or potential investors factual information regarding the Company, provided such communications are subject to reasonable confidentiality obligations.

(b)          Nothing in this Agreement, including this Section 3, shall limit in any respect the actions or rights of any director of the Company (including, for the avoidance of doubt, any New Director) under applicable law in his or her capacity as such, recognizing that such actions and rights are subject to such director’s fiduciary duties to the Company and its shareholders and the Company Policies.  The provisions of this Section 3 shall also not prevent CGC from freely voting its Common Shares (except as otherwise provided in Section 2 hereof) or taking any actions as specifically contemplated by this Agreement.

(c)          Notwithstanding anything contained in this Agreement to the contrary, the provisions of Sections 1, 2, 3, 8 and 10 of this Agreement shall automatically terminate upon the occurrence of a Change of Control transaction (as defined below) involving the Company.

(d)          For purposes of this Agreement:

(i)          “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Affiliates subsequent to the date of this Agreement;

(ii)          “Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Associates subsequent to the date of this Agreement;

(iii)          “beneficial owner”, “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(iv)          “business day” shall mean any day other than a Saturday, Sunday or day on which the Federal Reserve Bank of New York is closed;

(v)          a “Change of Control” transaction shall be deemed to have taken place if (A) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then outstanding equity securities or (B) the Company enters into a share-for-share transaction whereby immediately after the consummation of the transaction the Company’s shareholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then outstanding equity securities;

(vi)          “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature; and

(vii)          “Standstill Period” shall mean the period commencing on the date of this Agreement and ending thirty (30) days prior to the expiration of the advance notice period for the submission by shareholders of director nominations for consideration at the 2020 AGM (which date of expiration the Company shall not modify to make earlier).

(e)          CGC shall provide the Company with a reasonable opportunity to review any filings to be made by CGC or its Affiliates with respect to their ownership of Common Shares with any governmental or regulatory authority prior to any such filing, and will consider in good faith any changes to any such filing proposed by the Company.

(f)          During the Standstill Period, CGC shall provide to the Company true, accurate and complete copies of any new Investor Agreements (as defined below), including with respect to any Replacement of a New Director, and any amendment, modification, extension or termination of any Investor Agreements, in each case, within five (5) business days of the execution or termination, as applicable, thereof.

4.          Confidentiality.  (a) The Company acknowledges that Mr. Fribourg (or a CGC Replacement) shall be entitled to provide confidential information of the Company which Mr. Fribourg (or a CGC Replacement) learns in his capacity as a member of the Board, including discussions or matters considered in meetings of the Board or Board committees (“Company Confidential Information”), to the following board members and employees of CGC (the “Specified CGC Personnel”) in order to support Mr. Fribourg (or a CGC Replacement) in his role as a member of the Board and Board committees and to further the interests of the Company and its shareholders, in each case consistent with Mr. Fribourg’s (or a CGC Replacement’s) fiduciary duty under applicable law: Charles Fribourg (CGC Board Member); Michael Zimmerman (CGC Vice Chairman); Ari Gendason (CGC Chief Investment Officer); and Ryan Oksenhendler (CGC Principal, Corporate Investments).  Mr. Fribourg shall tender his resignation in the event that any of the Specified CGC Personnel are found by a court of competent jurisdiction to have breached or violated such confidentiality agreement, which resignation shall be effective only as, if and when accepted by the Board.

(b)          CGC shall cause each Specified CGC Personnel to enter into a confidentiality agreement in the form attached hereto as Exhibit B with the Company prior to receiving any Company Confidential Information.

5.          Representations and Warranties of the Company.  The Company represents and warrants to CGC that as of the date hereof (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound, (d) except as required by this Agreement (including the Exhibits hereto), the Company has not amended the Company’s organizational documents, adopted any new Board policies or amended previously existing Board policies in connection with or in anticipation of the transactions contemplated by this Agreement, and (e) the Company (i) is not aware of any current claim, suit, action, complaint, lawsuit or litigation it may have against CGC, any of its Affiliates or any of its or their respective current or former managers, members, partners, officers and directors and (ii) has no current intention to bring any claim, suit, action, complaint, lawsuit, litigation or other proceeding against CGC, any of its Affiliates or any of its or their respective current or former managers, members, partners, officers and directors.

6.          Representations and Warranties of CGC.  CGC represents and warrants to the Company that as of the date hereof (a) CGC is a shareholder of the Company and the information set forth in the e-mail with the subject line “CGC’s Beneficial Ownership” sent to the Company’s counsel by CGC’s counsel on October 30, 2018 at 1:03 p.m., New York City time, with respect to the number of Common Shares beneficially owned by CGC and its Affiliates and Associates as of October 30, 2018, and the manner in which such Common Shares are held, is true, accurate and complete in all respects other than de minimis respects, (b) this Agreement has been duly and validly authorized, executed and delivered by CGC, constitutes a valid and binding obligation and agreement of CGC, and is enforceable against CGC in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles,

(c) CGC has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement and to bind CGC to the terms hereof and thereof, (d) the execution, delivery and performance of this Agreement by CGC does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, any provision of the bylaws or other organizational or governing documents of CGC, (e) CGC has provided to the Company a true, accurate and complete copy of any contract, agreement, arrangement, commitment or understanding (whether written or oral) between CGC or any of its Affiliates, on the one hand, and any New Director, on the other hand, relating to ownership of Common Shares or the service of any New Director (an “Investor Agreement”), and (f) CGC (i) is not aware of any current claim, suit, action, complaint, lawsuit or litigation it may have against the Company, any of its Affiliates or any of its or their respective current or former officers and directors and (ii) has no current intention to bring any claim, suit, action, complaint, lawsuit, litigation or other proceeding (including any derivate action in the name of the Company) against the Company, any of its Affiliates or any of its or their respective current or former officers and directors.

7.          Representations and Warranties of Mr. Fribourg.  Mr. Fribourg represents and warrants to the Company that as of the date hereof (a) Mr. Fribourg has the necessary legal capacity to execute this Agreement and any other documents or agreements entered into in connection with this Agreement and to bind him to the terms hereof and thereof, (b) this Agreement has been duly and validly executed and delivered by Mr. Fribourg, constitutes a valid and binding obligation and agreement on Mr. Fribourg, and is enforceable against Mr. Fribourg in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by Mr. Fribourg does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to Mr. Fribourg, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of any material agreement, contract, commitment, understanding or arrangement to which Mr. Fribourg is a party or by which Mr. Fribourg is bound, (d) to the knowledge of Mr. Fribourg, the director candidate questionnaire (as supplemented by all written materials provided by Mr. Fribourg to the Company including, without limitation, the supplementary director candidate questionnaire)  provided by Mr. Fribourg to the Company in connection with his appointment to the Board and any committees of the Board is true, accurate and complete in all material respects, and (e) Mr. Fribourg has provided to the Company a true, accurate and complete copy of any Investor Agreement to which Mr. Fribourg is a party.

8.          Mutual Non-Disparagement.

(a)          Each of CGC and Mr. Fribourg agrees that, until the earlier of (i) the expiration of the Standstill Period and (ii) any material breach by the Company of its obligations set forth in Section 8(b) (provided that the Company shall have three (3) business days following written notice from CGC of any alleged material breach to remedy such material breach if capable of remedy; provided, further, that, in connection with any such remedy, the Company shall take commercially reasonable measures to timely repudiate any statement made in breach of this Section 8(a) in writing to the audience of such statement in a manner reasonable acceptable to CGC), none of CGC, Mr. Fribourg or any of their Related Persons shall, and each of CGC and Mr. Fribourg shall cause each of their Related Persons not to, directly or indirectly, make or cause to be made any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or any of its Affiliates or subsidiaries or any of its or their respective current or former directors, officers, employees, agents or representatives; provided, however, that the foregoing shall not prevent CGC from privately communicating to the Company, any directors or executive officers of the Company, or any of CGC’s investors or potential investors factual information regarding the Company, provided that such communications are subject to reasonable confidentiality provisions.

(b)          The Company hereby agrees that, until the earlier of (i) the expiration of the Standstill Period and (ii) any material breach by CGC or Mr. Fribourg of their obligations set forth in Section 8(a) (provided that CGC shall have three (3) business days following written notice from the Company of any alleged material breach to remedy such material breach if capable of remedy; provided, further, that, in connection with any such remedy, CGC or Mr. Fribourg shall take commercially reasonable measures to timely repudiate any statement made in breach of this Section 8(b) in writing to the audience of such statement in a manner reasonable acceptable to the Company), neither it nor any of its Affiliates shall, and it shall cause each of its Affiliates not to, directly or indirectly, make or cause to be made any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, CGC or its Related Persons; provided, however, that the foregoing shall not prevent the Company from privately communicating to CGC or any of the Company’s shareholders factual information regarding CGC, provided that such communications are subject to reasonable confidentiality provisions.

(c)          Notwithstanding the foregoing, nothing in this Section 8 or elsewhere in this Agreement shall prohibit any party hereto from making any statement or disclosure required under the federal securities laws or other applicable laws (including to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant party hereto) or stock exchange regulations; provided that, to the extent legally permissible, such party shall provide written notice to the other parties at least two (2) business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws or stock exchange regulations that would otherwise be prohibited by the provisions of this Section 8, and reasonably consider any comments of such other parties.

(d)          For the avoidance of doubt, the limitations set forth in Sections 8(a) and 8(b) shall not prevent any party hereto from responding to any public statement made by the other parties hereto of the nature described in Sections 8(a) and 8(b) if such statement by the other parties hereto was made in breach of this Section 8.

9.          Public Announcements.  Promptly following the execution of this Agreement, the Company shall issue a mutually agreeable press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit C.  Prior to the issuance of the Press Release, none of the Company, CGC or Mr. Fribourg shall, and the Company, CGC and Mr. Fribourg shall cause their respective Related Persons not to, issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other parties hereto.

10.          SEC Filings.

(a)          No later than two (2) business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto (the “Form 8-K”).

(b)          None of CGC or Mr. Fribourg shall, and CGC shall cause its Related Persons not to, during the Standstill Period, (i) issue a press release in connection with this Agreement or any of the actions contemplated hereby or (ii) otherwise make any public statement, disclosure or announcement with respect to this Agreement or any of the actions contemplated hereby, in each case, that is inconsistent with the statements and disclosures set forth in the Form 8-K or in the Press Release, except as required by law or the rules or regulations of any governmental or regulatory authority or applicable stock exchange listing rules or with the prior written consent of the Company.

11.          Specific Performance.  Each of CGC, Mr. Fribourg and the Company acknowledges and agrees that irreparable injury to the other parties hereto would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that each of CGC, Mr. Fribourg and the Company (the “Moving Party”) shall be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other parties hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  The parties (including Mr. Fribourg) further agree to waive any requirement for the security or posting of any bond in connection with any such relief.  Notwithstanding anything in this Agreement to the contrary, the Company shall not be entitled to, and shall not seek, monetary damages from Mr. Fribourg with respect to any breach by Mr. Fribourg of the terms of this Agreement, and the Company hereby expressly waives all rights with respect to such monetary damages from Mr. Fribourg, and Mr. Fribourg will not take action, directly or indirectly, in opposition to the Company seeking non-monetary specific performance or injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of the terms of this Agreement on the grounds that any other remedy or relief is available at law or in equity.

12.          Notice.  All notices, consents, determinations, waivers or other communications required or permitted to be given or made under the terms of this Agreement must be in writing and will be deemed to have been duly delivered or made:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by electronic mail or facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be (or such other address or facsimile for a party hereto as shall be specified in a notice given in accordance with this Section 12):

If to the Company, to:

Bunge Limited 50 Main Street White Plains, NY 10606
Attention:	Soren Schroder David Kabbes
Facsimile No.:	(914) 684-3477
Email:	soren.schroder@bunge.com david.kabbes@bunge.com

With a copy (which shall not constitute notice) to:

Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022-6069
Attention:	Robert M. Katz, Esq. John Madden, Esq.
Facsimile No.:	(212) 848-7179
Email:	rkatz@shearman.com jmadden@shearman.com

                              If to CGC or any of its Affiliates or Mr. Fribourg, to:

Continental Grain Company 767 Fifth Avenue, 15th Floor New York, NY 10153
Attention:	Ari Gendason Michael Mayberry
Email:	ari.gendason@conti.com michael.mayberry@conti.com

With a copy (which shall not constitute notice) to:

Vinson & Elkins LLP 666 Fifth Avenue New York, NY 10103
Attention:	Lawrence S. Elbaum C. Patrick Gadson
Facsimile No.:	(212) 237-0000
Email:	lelbaum@velaw.com pgadson@velaw.com

13.          Governing Law.  This Agreement shall be governed in all respects, including validity, interpretation, and effect, by, and construed in accordance with, the laws of the State of New York without giving effect to the choice of law or conflict of law principles thereof that would result in the application of the laws of another jurisdiction, except (a) to the extent that the law of Bermuda is mandatorily applicable to the rights, obligations or restrictions set forth in this Agreement, and (b) all matters relating to the fiduciary duties of the Company’s directors shall be subject to the laws of Bermuda.

14.          Jurisdiction.  Each of the parties hereto irrevocably agrees that any suit, claim, action or proceeding relating to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment relating to this Agreement and the rights and obligations arising hereunder brought by the other parties hereto or their respective successors or permitted assigns, shall be brought and determined exclusively in the federal courts of the United States located in the Southern District of New York or, if such court does not have jurisdiction, the Courts of the State of New York, or any other court of competent jurisdiction, located in Manhattan, New York.  Each of the parties hereto hereby irrevocably submits with regard to any such suit, claim, action or proceeding for themselves and in respect of their property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that they will not bring any suit, claim, action or proceeding relating to this Agreement in any court other than the aforesaid courts.  Consistent with the preceding sentence, each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of New York for the purpose of any suit, claim, action or proceeding, directly or indirectly, relating to this Agreement brought by any party hereto, (b) agrees that service of process will be validly effected by sending notice in accordance with Section 12, (c) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such suit, claim, action or proceeding, whether actual or potential, known or unknown, suspected or unsuspected, based upon past or future events, now existing or coming into existence in the future, that (i) such suit, claim, action or proceeding is not subject to the subject matter jurisdiction of at least one of the aforesaid courts, (ii) its property is exempt or immune from attachment or execution in the State of New York, (iii) such suit, claim, action or proceeding in such aforesaid courts is brought in an inconvenient forum, (iv) the venue of such suit, claim, action or proceeding is improper, or (v) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the aforesaid courts; and (d) agrees not to move to transfer any such suit, claim, action or proceeding to a court other than any of the aforesaid courts.

15.          Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.          Entire Agreement.  This Agreement (including its Exhibits) constitutes the full and entire understanding and agreement among the parties hereto with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties hereto with respect to the subject matter hereof.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the parties other than those expressly set forth herein.

17.          Headings.  The section headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

18.          Waiver.  No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

19.          Remedies.  Subject to the limitations contained in Section 11 with respect to Mr. Fribourg only, all remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity.

20.          Construction.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  All references to a “day” or “days” (other than references to “business days”) are to calendar days.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to a person are also to its successors and permitted assigns.  The word “will” shall be construed to have the same meaning as the word “shall.”  The words “dates hereof” will refer to the date of this Agreement.  The word “or” is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified, supplemented or replaced.  All references in this Agreement to “$,” USD or Dollars shall refer to United States dollars, unless otherwise specified.

21.          Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.  The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

22.          Amendment.  This Agreement may be modified, amended or otherwise changed only in a writing signed by the Company, on the one hand, and CGC, on the other hand.

23.          Termination.  Unless otherwise mutually agreed in writing by the parties hereto, upon the expiration of the Standstill Period in accordance with Section 3(d)(vii) hereof, this Agreement shall immediately and automatically terminate in its entirety and no party hereunder shall have any further rights or obligations under this Agreement; provided, however, that no party hereto shall be released from liability for any breach of this Agreement that occurred prior to the termination of this Agreement.  Notwithstanding this Section 23, the parenthetical language in Section 3(d)(vii), CGC’s obligations under Section 4 and the provisions in Sections 12 through 27 shall survive any termination of this Agreement.

24.          Expenses.  Each of the Company, Mr. Fribourg and CGC shall be responsible for its own fees, costs and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the obligations contemplated hereby, including any attorneys’ fees, costs and expenses incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing.

25.          Successors and Assigns.  The terms and conditions of this Agreement shall be binding upon and be enforceable by the parties hereto and the respective successors, heirs, executors, legal representatives and permitted assigns of the parties, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any of the parties; provided, however, that no party hereto may assign this Agreement or any rights or obligations hereunder without, with respect to CGC or Mr. Fribourg, the express prior written consent of the Company (with such consent specifically authorized in a written resolution adopted by a majority vote of the Board), and with respect to the Company, the prior written consent of CGC.

26.          No Third-Party Beneficiaries.  The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the party hereto to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person, and no other person shall be entitled to rely thereon.

27.          Counterparts.  This Agreement and any amendments hereto may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “.pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date first written above.

BUNGE LIMITED

By:	/s/ Soren Schroder
	Name:	Soren Schroder
	Title:	CEO

By:	/s/ David Kabbes
	Name:	David Kabbes
	Title:	CLO

CONTINENTAL GRAIN COMPANY

By:	/s/ Paul Fribourg
	Name:	Paul Fribourg
	Title:	Chairman and Chief Executive Officer

PAUL FRIBOURG

/s/ Paul Fribourg

[Signature Page to CGC Cooperation Agreement]

EXHIBIT A

STRATEGIC REVIEW COMMITTEE CHARTER

Strategic Review Committee charter

Committee Members:

Andrew Ferrier

Paul Fribourg – Chair

Gregory Heckman

Kathleen Hyle

Henry W. (“Jay”) Winship

Mark Zenuk

Purpose

The Strategic Review Committee has been established by the Board in connection with the execution of (a) the Cooperation Agreement, dated as of October 31, 2018, among the Company, D. E. Shaw Valence Portfolios, L.L.C. and D. E. Shaw Oculus Portfolios, L.L.C. (such funds collectively, the “D. E. Shaw Parties”), and (b) the Cooperation Agreement, dated as of October 31, 2018, among the Company, Continental Grain Company (“CGC”) and Paul Fribourg (such agreements, collectively, the “Cooperation Agreements”).  The Committee’s purpose is to conduct a strategic review of the business of the Company and make recommendations to the Company’s Chief Executive Officer (“CEO”) and thereafter to the Board with respect to the strategic direction of the Company, its businesses and opportunities, in order to enhance shareholder value.

Committee Composition

1.	Members. The Committee shall consist of six members. The members of the Committee shall be designated in accordance with the terms of the Cooperation Agreements.

2.	Qualifications. A majority of the members of the Committee shall meet the criteria for independence required by the New York Stock Exchange for listed U.S. companies.

3.	Chair. The Chair of the Committee shall be appointed in accordance with the terms of the Cooperation Agreements.

4.
Removal and Replacement.  Any vacancies on the Committee caused by members of the Committee designated by the D. E. Shaw Parties and CGC being unable or unwilling to serve as a director for any reason shall be filled in accordance with the Cooperation Agreements.  All other members of the Committee may be removed or replaced, and any other vacancies on the Committee shall be filled, by the Board (excluding any New Directors (as such term is defined in the Cooperation Agreements)).

Committee Meetings

1.
Meetings.  The Chair of the Committee, in consultation with the Committee members, shall determine the schedule and frequency of the Committee meetings; provided, that, to the greatest extent possible, meetings will be held to accommodate all of the Committee members’ availability; and provided, further, that at least five (5) calendar days’ prior written notice of any meeting shall be given by the Chair of the Committee to each Committee member.  Meetings of the Committee may be held in person or by conference call.  The Committee shall meet as often as it deems necessary to fulfill its responsibilities.

2.
Quorum; Voting.  A majority of the members of the Committee shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee.

3.
Agenda.  The Chair of the Committee shall develop and set the Committee’s agenda, in consultation with the other members of the Committee, the Board, and the CEO and Chief Financial Officer (“CFO”) (or either of their respective designees selected for such purposes).  The agenda and, to the extent practical, information concerning the business to be conducted at each Committee meeting shall be provided to the members of the Committee in advance of each meeting.  Additionally, the agenda concerning the business to be conducted at each Committee meeting shall be circulated to all Board members in advance of the meeting.

4.	Attendance by Other Directors. Any director who is not a member of the Committee may, in his or her discretion, attend and participate in one or more meetings (or portions thereof) of the Committee.

5.	Report to the Board. The Committee shall report to the Board regularly and make available to the Board the minutes of its meetings.

6.
Performance Evaluation; Assessment of Charter.  The Committee shall annually conduct a performance evaluation and shall report to the Board the results of the evaluation.  The Committee shall review and assess the adequacy of this Charter annually and recommend any changes to the Board.

Authority and Duties

1.	The Committee shall review and evaluate the Company’s business and financial strategies and growth opportunities and make recommendations to the Board in respect thereof.

2.
The Committee shall review and evaluate, at least quarterly, the Company’s performance relative to its business and financial strategies and growth opportunities and work with the CEO and the CFO to address any shortfalls therein.

3.	The Committee shall review and make recommendations to the CEO and thereafter to the Board regarding the Company’s cash flow, capital expenditures and financing requirements.

4.
The Committee shall review and make recommendations to the CEO and thereafter to the Board regarding potential material mergers, acquisitions, divestitures and other key strategic transactions outside the ordinary course of the Company’s business (“Corporate Strategic Transactions”).

5.	The Committee shall assist the Board with the evaluation of bona fide proposals from unaffiliated third parties that could reasonably be expected to result in Corporate Strategic Transactions.

6.	The Committee shall review and make recommendations to the CEO and thereafter to the Board on financing for Corporate Strategic Transactions.

7.
Any two members of the Committee may make requests for information, records, documents and analyses (including any requests for members of the management of the Company to be present in the Committee’s meetings) that are reasonably related to the Committee’s purpose to assist it in the performance of its duties.  Such requests shall be made in writing, and directed to and coordinated with the Chair of the Committee.  Thereafter, the Chair of the Committee shall coordinate any such requests with the CEO or the CFO (or either of their respective designees selected for such purposes), who shall provide any such information, records, documents and analyses as promptly as reasonably practicable and to all members of the Committee at the same time.

8.
If a majority of the members of the Committee determine that it is desirable that the Company engage outside counsel, experts, professional advisors or consultants to assist the Committee in the performance of its duties, then the Chair of the Committee shall consult with the CEO on the potential recommendation for such outside counsel, experts, professional advisors or consultants.  Thereafter, the Chair of the Committee shall make any request for outside counsel, experts, professional advisors or consultants in writing and shall direct it to the Board for consideration.  Only the Board shall have the authority to approve the engagement and fees of any such outside counsel, experts, professional advisors and consultants.  Notwithstanding the foregoing, if a majority of the members of the Committee determine that it is desirable that the Committee (i) consult with outside counsel, experts, professional advisors or consultants already engaged as of such time by the Company or (ii) retain a nationally-recognized management consulting firm with expertise in agribusiness and/or food industries matters, then the Committee shall be authorized to consult or retain such professional advisors, as the case may be, at the expense of the Company.  The Committee shall have the authority to approve the retention terms of any such management consulting firm.

9.
The Committee shall not (i) be entitled or empowered to authorize, approve, adopt, ratify, negotiate, or otherwise take any action with respect to any transaction, agreement, offer, proposal, arrangement or otherwise, whether preliminary or definitive, or (ii) have or exercise any authority to approve any action of the Company or any of its subsidiaries.

10.	The Committee shall not have the authority or power to create or delegate authority to any subcommittees.

11.	The Committee shall not report its findings and recommendations publicly or to any person or entity other than the CEO and the Board.

The foregoing list of authorities and duties is not exhaustive, and the Committee may, in addition, perform any other functions it may find necessary or appropriate in furtherance of the Committee’s purpose (subject to the limitations set forth above).

Adopted:  October 31, 2018

EXHIBIT B

FORM OF CONFIDENTIALITY AGREEMENT

Form of Confidentiality Agreement

BUNGE LIMITED
50 Main Street
White Plains, New York 10606

October 31, 2018

To: Each of the persons listed on Schedule A hereto (the “Specified CGC Personnel” or “you”), Continental Grain Company (“CGC”) and Paul Fribourg (“Mr. Fribourg”)

Ladies and Gentlemen:

This letter agreement shall become effective upon the execution by the Company, all of the Specified CGC Personnel, CGC and Mr. Fribourg of the signature pages hereto. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Cooperation Agreement (the “Cooperation Agreement”), dated as of October 31, 2018, by and among Bunge Limited (the “Company”), CGC and Mr. Fribourg. Subject to the terms of, and in accordance with, this letter agreement, Mr. Fribourg or any CGC Replacement (the “CGC Nominee”) may, if and to the extent he or she desires to do so, disclose information that he or she learns in his or her capacity as a member of the Board of Directors of the Company (the “Board”) to you solely to (a) support the CGC Nominee in his or her role as a member of the Board and any Board committees and (b) further the interests of the Company and its shareholders, and may discuss such information with you, subject to the terms and conditions of this letter agreement. As a result, you may receive certain non-public information regarding the Company and its subsidiaries. You acknowledge that this information is proprietary to the Company and may include trade secrets or other business information the disclosure of which would harm the Company, its shareholders and its subsidiaries. In consideration for, and as a condition of, such information being furnished to you, you agree to treat any and all information concerning or relating to the Company or any of its current or former affiliates or subsidiaries that is furnished to you (regardless of the manner in which it is furnished, including, without limitation, in written or electronic format or orally, gathered by visual inspection or otherwise) by the CGC Nominee, or by or on behalf of the Company, together with any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, “Evaluation Material”), in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth.

1. The term “Evaluation Material” does not include information that (a) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you in violation of this letter agreement or any other obligation of confidentiality, (b) is received from a source other than the CGC Nominee, the Company or any of the Company’s or its affiliates’ or subsidiaries’ directors, officers, employees, agents, representatives, attorneys or advisors (collectively, the “Company Representatives”), or (c) is or was independently developed, as shown by documentary evidence or other reasonable evidence, by you and/or CGC and/or its Affiliates without the use of or reference to any Evaluation Material or otherwise in violation of the terms of this letter agreement; provided, that in the case of clause (b) above, the source of such information was not believed by you, after reasonable inquiry, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company, its subsidiaries or any other person with respect to such information at the time the information was disclosed to you.

1

2. You will (a) keep the Evaluation Material strictly confidential and use the Evaluation Material solely for the purpose of supporting the CGC Nominee in his or her role as a member of the Board and Board committees and to further the interests of the Company and its shareholders and not for any other purpose, and (b) not disclose to any person any of the Evaluation Material in any manner whatsoever without the prior written consent of the Company; provided, however, that you may privately disclose any of such information to Specified CGC Personnel and/or internal and outside legal counsel of CGC that have a reasonable need to know such information; provided, that any such legal counsel shall be required to comply with the terms of this letter agreement and CGC shall be responsible for any breach of the terms of this letter agreement by such legal counsel. The CGC Nominee shall not disclose to you (i) any information of a third party in the possession of the Company or any of its subsidiaries that, based on advice of legal counsel, the Company or any of its subsidiaries is prohibited from disclosing pursuant to any contractual or other legal obligation or duty of confidentiality to such third party of which the CGC Nominee has previously been notified or (ii) any legal advice provided by external or internal counsel to the Company or any of its subsidiaries if it is reasonably likely that such disclosure would constitute or result in a waiver of the Company’s or any of its subsidiaries’ attorney-client privilege or attorney work-product privilege (both with respect to internal and external legal counsel) that is identified as such to the CGC Nominee by or on behalf of the Company or any of its subsidiaries.

3. In the event that you are required by applicable subpoena, legal process or other legal requirement to disclose any of the Evaluation Material, you will promptly notify (except where such notice would be legally prohibited) the Company in writing by nationally recognized overnight delivery service so that the Company may seek a protective order or other appropriate remedy (and if the Company seeks such an order, you will provide such cooperation as the Company shall reasonably request), at its cost and expense. Nothing herein shall be deemed to prevent you from honoring a subpoena, legal process or other legal requirement that seeks or requires discovery, disclosure or production of the Evaluation Material if (a) you produce or disclose only that portion of the Evaluation Material which your outside legal counsel advises you in writing (e-mail being sufficient) is legally required to be so produced or disclosed and you inform the recipient of such Evaluation Material of the existence of this letter agreement and the confidential nature of such Evaluation Material; or (b) the Company consents in writing to having the Evaluation Material produced or disclosed pursuant to the subpoena, legal process or other legal requirement. In no event will you oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Evaluation Material or to obtain reliable assurance that confidential treatment will be afforded to the Evaluation Material. It is understood that there shall be no “legal requirement” requiring you to disclose any Evaluation Material solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative transactions with respect to, the Common Shares or otherwise proposing or making an offer to do any of the foregoing or making any offer, including any tender offer, or you would be unable to file any proxy materials in compliance with Section 14(a) of the Exchange Act or the rules promulgated thereunder. Before filing any Schedule 13D or amendment thereto pursuant to Section 13(d) of the Exchange Act or the rules promulgated thereunder with the SEC or any other filing with any governmental or regulatory authority in which you intend to include Evaluation Material that you believe is legally required to be included in such a filing, you will provide the Company with a reasonable opportunity to review and comment on such filing prior to it being filed with the SEC or such governmental or regulatory authority and consider in good faith any comments of the Company.

2

4. You acknowledge that (a) none of the Company or any of the Company Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and (b) none of the Company or any of the Company Representatives shall have any liability to you or to any person relating to or resulting from the use or content of the Evaluation Material or any errors therein or omissions therefrom. This letter agreement shall not create any obligation on the part of the Company or any of the Company Representatives to provide you with any Evaluation Material, nor shall it entitle you to participate in any meeting of the Board or any committee thereof. You shall not directly or indirectly initiate contact or communication with any executive or employee of, or advisor to, the Company or any of its subsidiaries concerning any Evaluation Material without the prior written consent of the Company; provided, however, that the restrictions set forth in this sentence shall not apply to the CGC Nominee.

5. All Evaluation Material is and shall remain the property of the Company and its subsidiaries. You shall not by virtue of the CGC Nominee’s or the Company’s disclosure of and/or your use of any Evaluation Material acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company and its subsidiaries. At any time after the date on which the CGC Nominee is not a director of the Company, upon the request of the Company for any reason, you will promptly return to the Company or destroy all tangible Evaluation Material in your possession and permanently erase or delete all electronic copies of Evaluation Material in your possession or control (and, upon the request of the Company, shall promptly certify in writing to the Company that such Evaluation Material has been erased or deleted, as the case may be); provided, however, that notwithstanding this paragraph 5, the Specified CGC Personnel may retain copies of the Evaluation Material to the extent required to comply with applicable law. Notwithstanding the return or erasure or deletion of Evaluation Material, you will continue to be bound by the obligations contained herein for as long as any Evaluation Material is retained by you.

6. You hereby acknowledge that the Evaluation Material may constitute material non-public information under applicable federal and state securities laws, and that you shall not trade or engage in any derivative transaction, on the basis of such information in violation of such laws.

7. You hereby represent and warrant to the Company that (a) you have all necessary legal capacity to execute and deliver this letter agreement and to perform your obligations hereunder, (b) this letter agreement has been duly and validly executed and delivered by you, and is a valid and binding obligation enforceable against you in accordance with its terms, and (c) the execution, delivery and performance of this letter agreement by you does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to you, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of any material agreement, contract, commitment, understanding or arrangement to which you are a party or by which you are bound.

3

8. Any waiver by the Company of a breach of any provision of this letter agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this letter agreement. The failure of the Company to insist upon strict adherence to any term of this letter agreement on one or more occasions shall not be considered a waiver or deprive the Company of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

9. You acknowledge and agree that the value of the Evaluation Material to the Company is unique and substantial, but may be impractical or difficult to assess in monetary terms. You further acknowledge and agree that in the event of an actual or threatened violation of this letter agreement, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, you acknowledge and agree that, in addition to any and all other remedies which may be available to the Company at law or equity, the Company shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement exclusively in the federal courts of the United States located in the Southern District of New York or, if such court does not have jurisdiction, the Courts of the State of New York located in Manhattan, New York. In the event that any action shall be brought in equity to enforce the provisions of this letter agreement, you shall not allege, and you hereby waive the defense, that there is an adequate remedy at law.

10. Each of the parties hereto hereby irrevocably submits with regard to any such suit, claim, action or proceeding for themselves and in respect of their property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that they will not bring any suit, claim, action or proceeding relating to enforce this letter agreement in any court other than the aforesaid courts. Consistent with the preceding sentence, each of the parties hereto hereby (a) agrees that service of process will be validly effected by sending notice in accordance with paragraph 12 below, (b) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such suit, claim, action or proceeding, whether actual or potential, known or unknown, suspected or unsuspected, based upon past or future events, now existing or coming into existence in the future, that (i) such suit, claim, action or proceeding is not subject to the subject matter jurisdiction of at least one of the aforesaid courts, (ii) its property is exempt or immune from attachment or execution in the State of New York, (iii) such suit, claim, action or proceeding in such aforesaid courts is brought in an inconvenient forum, (iv) the venue of such suit, claim, action or proceeding is improper, or (v) this letter agreement or the transactions contemplated by this letter agreement may not be enforced in or by any of the aforesaid courts; and (c) agrees not to move to transfer any such suit, claim, action or proceeding to a court other than any of the aforesaid courts. THIS LETTER AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

4

11. This letter agreement and the Cooperation Agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof and this letter agreement may be amended only by an agreement in writing executed by the parties hereto.

12. All notices, consents, determinations, waivers, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) upon receipt, when delivered personally; (b) upon receipt, when sent by electronic mail (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be the same addresses set forth in Section 12 of the Cooperation Agreement (with any communication to be given to the Specified CGC Personnel to be sent to the address and telephone number indicated therein for CGC or Mr. Fribourg).

13. If at any time subsequent to the date hereof, any provision of this letter agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this letter agreement.

14. This letter agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “.pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

15. This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of the Company.

16. CGC shall cause any CGC Replacement appointed by CGC pursuant to Section 1(e) (CGC Director Replacement) of the Cooperation Agreement to execute and deliver to the Company a counterpart to this letter agreement, a form of which is attached hereto as Schedule B.

17. This letter agreement shall expire two (2) years from the date on which the CGC Nominee ceases to be a director of the Company; except that you shall maintain in accordance with the confidentiality obligations set forth herein any Evaluation Material (a) constituting trade secrets for such time as such information constitutes a trade secret of the Company or any its subsidiaries as defined under 18 U.S.C. § 1839(3) and (b) retained pursuant to paragraph 5.

18. No licenses or rights under any patent, copyright, trademark, or trade secret are granted or are to be implied by this letter agreement.

[Signature Pages Follow]

5

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned.

Very truly yours,

BUNGE LIMITED

By: __________________________
Name:
Title:

By: __________________________
Name:
Title:

[Signature Page to Confidentiality Agreement]

Accepted and agreed as of
the date first written above:

__________________________
CHARLES FRIBOURG

__________________________
MICHAEL ZIMMERMAN

__________________________
ARI GENDASON

__________________________
RYAN OKSENHENDLER

__________________________
PAUL FRIBOURG

CONTINENTAL GRAIN COMPANY

By: __________________________
Name:
Title:

[Signature Page to Confidentiality Agreement]

SCHEDULE A

1) Charles Fribourg
2) Michael Zimmerman
3) Ari Gendason
4) Ryan Oksenhendler

8

SCHEDULE B

Joinder Agreement

Bunge Limited
50 Main Street
White Plains, New York 10606

Ladies and Gentlemen:

Reference is made to the letter agreement, dated as of [__________] (the “Agreement”), by and between Bunge Limited and each of the parties signatory thereto, a copy of which is attached hereto.

The undersigned hereby acknowledges and agrees to be bound by, and subject to, in its capacity as a “CGC Nominee” (as defined in the Agreement), all sections and/or paragraphs of the Agreement that are applicable to the CGC Nominee.

Very truly yours,

___________________________
[CGC Nominee’s Name]

9

EXHIBIT C

FORM OF PRESS RELEASE

Bunge Announces Appointment of Three Directors to Board,
with a Fourth New Director to be Appointed Before End of Year

Will Form Strategic Review Committee of the Board Focused on Enhancing Shareholder Value

White Plains, NY – Bunge Limited (NYSE: BG) announced today that its Board of Directors has appointed the following three new board members: Paul J. Fribourg, Chairman and Chief Executive Officer of Continental Grain Company (“Continental Grain”); Gregory Heckman, founding partner of Flatwater Partners; and Henry W. (“Jay”) Winship, President of Pacific Point Capital, LLC. The appointments are effective today. With the addition of the three new directors, the Board has expanded to 14 directors. Bunge, the D. E. Shaw group (“D. E. Shaw”) and Continental Grain reached an agreement to appoint the three directors as well as a fourth, mutually agreeable independent director to be appointed by year end.

“We welcome these new directors to the Bunge Board and will benefit from their valuable expertise and perspective as we continue to transform Bunge, execute on our strategic priorities and seek ways to enhance shareholder value. We are committed to engaging with all shareholders as we continue to pursue value-enhancing opportunities for Bunge,” said Soren Schroder, CEO of Bunge.

In addition, Bunge formed a Strategic Review Committee of the Board, which will be chaired by Paul Fribourg and will include new directors Greg Heckman and Jay Winship as well as three current directors, Andrew Ferrier, Kathleen Hyle and Mark Zenuk. The Committee will conduct a comprehensive, strategic review focused on enhancing long-term shareholder value. The Committee will make recommendations to the CEO and the Board. Bunge expects to provide future updates as appropriate.

“We are highly appreciative of the collaborative approach taken by Bunge,” said Quentin Koffey, portfolio manager at D. E. Shaw. “Bunge is extremely well-positioned within the broader agribusiness and food sector. We believe that the fresh perspectives and exceptional backgrounds of these new directors – as well as the strategic review to be conducted by the newly formed committee – will help ensure the company can maximize its potential and create significant shareholder value moving forward.”

“While the industry has faced some challenges over the last few years, we believe that
Bunge, with its unparalleled asset base, has all the elements to further strengthen its position as a world class leader in the global agribusiness industry,” said Paul Fribourg, Chairman and CEO of Continental Grain Company. “I look forward to working with Bunge’s Board and management team.”

Greg Heckman will join the Corporate Governance and Nominations Committee, Paul Fribourg will join the Finance and Risk Policy Committee and Jay Winship will join the Compensation Committee. The Board has determined that Mr. Heckman and Mr. Winship are independent directors for purposes of the NYSE corporate governance listing rules, as well as Bunge’s standards of director independence.

1

In addition to these new appointments, the company added Mark Zenuk and Vinita Bali to the board over the past ten months. Mr. Zenuk has served as Managing Partner of Tillridge Global Agribusiness Partners, an agribusiness private equity firm, since 2016. Ms. Bali brings extensive global food industry experience, having served as Chief Executive Officer of Britannia Industries, a publicly listed food company in India.

About Paul J. Fribourg

Paul Fribourg has served as Chairman and Chief Executive Officer of Continental Grain Company since 1997 and is a member of its Management Committee. Paul has over 40 years of experience owning and operating businesses in the food, agribusiness, and commodities industries. Mr. Fribourg received his Bachelor of Arts degree in Economics from Amherst College and completed the Advanced Management Program at Harvard Business School.

About Gregory Heckman

Greg Heckman is Founding Partner of Flatwater Partners and has over 30 years of experience in the agriculture, energy and food processing industries. Most recently, Greg was CEO of The Gavilon Group. During his time at Gavilon, Greg led the company through a period of considerable growth in both the agriculture and energy industries prior to the eventual sale of the agriculture business to Marubeni Corporation and the energy business to NGL Energy Partners. Prior to Gavilon, Greg was Chief Operating Officer of ConAgra Foods Commercial Products and President and COO of ConAgra Trade Group. Greg holds a Bachelor of Science in agriculture economics and marketing from the University of Illinois at Urbana-Champaign.

About Jay Winship

Jay Winship is currently President of Pacific Point Capital. Prior to Pacific Point Capital, Jay was a Principal, Senior Managing Director, and Member of the Investment Committee at Relational Investors. He has over 20 years of experience as an institutional investor helping to unlock substantial value at a wide range of public companies. Jay is a Magna Cum Laude graduate from the University of Arizona and holds a Master in Business Administration from the University of California, Los Angeles. Jay is a Certified Public Accountant and holds the professional designation of Chartered Financial Analyst.

About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 32,000 employees. Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed; produces edible oil products for consumers and commercial customers in the food processing, industrial and artisanal bakery, confectionery, human nutrition and food service categories; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America. Founded in 1818, the company is headquartered in White Plains, New York.

2

About the D. E. Shaw group

The D. E. Shaw group is a global investment and technology development firm with more than $53 billion in investment capital as of October 1, 2018, and offices in North America, Europe, and Asia. Since its founding in 1988, the firm has earned an international reputation for successful investing based on innovation, careful risk management, and the quality and depth of our staff. The D.E. Shaw Group has a significant presence in the world’s capital markets, investing in a wide range of companies and financial instruments in both developed and developing economies.

About Continental Grain Company

Established in 1813, privately held Continental Grain is one of the oldest food and agribusiness companies in the world. Continental Grain operates as a global investor, owner and operator of companies across the food, agribusiness, and commodities spectrum.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

3